Exhibit 99.1

ITEM 1.	BUSINESS.

Overview

We are a specialty finance company that has historically invested primarily in the following target asset classes:

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subordinated debt financings originated by our manager or third parties, primarily in the form of trust preferred securities, or TruPS, issued by banks or bank holding companies and insurance companies, and surplus notes issued by insurance companies;

•	leveraged loans made to small and mid-sized companies in a variety of industries, including the consumer products and manufacturing industries; and

•	mortgage loans, other real estate-related senior and subordinated debt securities, and residential mortgage-backed securities, or RMBS.

We have historically financed our investments in these target asset classes on a short-term basis with on and off-balance sheet warehouse facilities or other short-term financing arrangements and on a long-term basis with securitization vehicles, including collateralized debt obligations, or CDOs, and collateralized loan obligations, or CLOs.

We may also invest opportunistically from time to time in other types of investments within our manager’s areas of expertise and experience, subject to maintaining our qualification as a real estate investment trust, or REIT, and our exemption from regulation under the Investment Company Act of 1940, as amended, or the Investment Company Act. Our investment guidelines do not impose any limitations on the type of assets in which we may invest.

The credit markets in the United States began suffering significant disruption in the summer of 2007. This disruption began in the subprime residential mortgage sector and extended to the broader credit and financial markets generally. During the third quarter of 2008, it became clear that the global economy had been adversely impacted by the credit crisis. Available liquidity, particularly through asset-backed securities, or ABS, CDOs and other securitization structures, which began its precipitous decline during the second half of 2007, continued to decline in 2008 and remains depressed as of the date of this filing. Concerns about the capital adequacy of financial services companies, disruptions in global credit markets, volatility in commodities prices and continued pricing declines in the U.S. housing market have led to further disruptions in the financial markets, adversely affected regional banks and have exacerbated the longevity and severity of the credit crisis. The disruption in these markets directly impacts our business because our investment portfolio includes investments in mortgage-backed securities, or MBS, leveraged loans and bank and insurance company debt. In addition, the general disruption in the structured products markets has made it difficult for us to execute our long term financing strategy.

We are externally managed and advised by Cohen & Company Management, LLC, whom we refer to as our manager, pursuant to a management agreement. Our manager is a wholly-owned subsidiary of Cohen & Company. Cohen & Company was founded in 2001 by our chairman, Daniel G. Cohen, who is also the chairman of Cohen & Company and the chairman of our manager and who was formerly the chairman of AFT. Cohen & Company is an investment firm specializing in credit related fixed income investments with approximately $23 billion in assets currently under management in credit securities and other funds and investments across multiple asset classes. Through Cohen & Company Securities, LLC, Cohen & Company also provides institutional broker-dealer services focused on debt securities. With offices in Philadelphia, New York, Chicago, Los Angeles, Washington DC, Paris, London and Tokyo, Cohen & Company serves a diverse international network of institutional and individual clients.

Our Proposed Merger with Cohen & Company

As previously disclosed, we entered into a definitive merger agreement with Cohen & Company on February 20, 2009. Our Board of Directors and Cohen’s Board of Managers have each unanimously approved the transaction. Cohen & Company will merge with a subsidiary of the Company and will survive the merger as a subsidiary of the Company. In the merger, (i) members who own Class A units of membership interest and Class B units of membership interest in Cohen will have the option to exchange each of their membership units in Cohen for either 0.57372 shares of our common stock or 0.57372 replacement units of membership interest in Cohen and (ii) Daniel G. Cohen, who owns Class C units of membership interest in Cohen, will be entitled to receive one share of our Series A Voting Convertible Preferred Stock, par value $0.001 per share, which is referred to herein as the Series A share. The Series A share will have no economic rights but will entitle the holder thereof to elect one-third of our board of directors. In 2010, the holder of the Series A share may convert the Series A share into our Series B Voting Non-Convertible Preferred Stock, par value $0.001 per share, which will have no economic rights but will entitle such holder to vote together with our stockholders on all matters presented to our stockholders and to exercise approximately 31.5% of the voting power of our common stock. The replacement units of membership interest in Cohen may be exchanged into an equivalent number of our common stock at any time in the future. Holders of our common stock will continue to hold their shares of the Company. Pursuant to the merger agreement, we will complete a 1 for 10 reverse split of our common stock. It is currently expected that our current shareholders will own 62.4% of our shares of common stock immediately after the merger and former unit holders of Cohen will hold the balance; however, the actual percentages will not be known until members of Cohen have made their elections to receive either our common stock or replacement units of Cohen. If all Cohen membership interests were to be converted into our shares in the future, our current shareholders would own 38.5%, and former Cohen members would own 61.5%, of the combined company. Cohen will be treated as the acquirer for accounting purposes.

In the near term, the merger of the two companies is expected to provide the combined entity with enhanced financial resilience, synergies and economies of scale to better manage through current market conditions. Our business model will shift from a capital investment company to an operating company. As a result of the proposed merger, we expect that we will cease to qualify as a REIT beginning with our taxable year ending on December 31, 2009. Over the medium to long term, the combination is expected to create a platform specializing in credit related fixed income trading and management and a combined company with greater capital resources to pursue opportunistic initiatives in a distressed market, which may include potential acquisitions of other asset management and investment firms.

The merged company will seek to generate diversified revenue and fee income streams through the following three operating segments:

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Capital Markets—This business consists of sales and trading, as well as origination, structuring, and placement of fixed income securities through Cohen’s broker dealer subsidiary, Cohen & Company Securities, LLC.

Additionally, this business provides corporate debt originations and new issue securitizations for a wide variety of corporate clients with a historical focus on the financial services industry.

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Asset Management—This business serves the needs of client investors by managing assets within a variety of investment vehicles, including investment funds, permanent capital vehicles, and collateralized debt obligations.

This business seeks to generate fee income through strategic “roll up” acquisitions of credit fixed income contracts at attractive valuations and through the seeding and formation of additional investment vehicles.

•	Principal Investing—This business will be comprised primarily of our investment portfolio and Cohen’s seed capital in certain investment vehicles and the related gains and losses that they generate.

The proposed merger, which is expected to close during the second half of 2009, is subject to a number of closing conditions, including the receipt of third party consents and other conditions set forth in the definitive merger agreement. In addition, the merger is subject to approval by the affirmative vote of a majority of the votes cast by holders of our common stock, provided that the number of votes cast on the matter is over 50% of the votes entitled to be cast on the proposal. We will be filing a registration statement on Form S-4 with the Securities and Exchange Commission, or the SEC, to register the shares of our common stock issuable in the merger. The registration statement will include a joint proxy statement of us and Cohen & Company with regard to the approval of the transaction by our stockholders and members of Cohen & Company.

Our History

Sunset Financial Resources, Inc., or Sunset, was incorporated in Maryland on October 6, 2003 and completed an initial public offering of common stock in March 2004. Sunset’s shares of common stock traded on the New York Stock Exchange, or the NYSE, under the ticker symbol “SFO.” During the period from the completion of Sunset’s initial public offering through April 27, 2006 Sunset pursued a business strategy of originating commercial mortgage loans and investing in RMBS and commercial mortgage-backed securities, or CMBS. Sunset elected to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2004.

Alesco Financial Trust, or AFT, was organized as a Maryland real estate investment trust on October 25, 2005 and commenced operations on January 31, 2006. During the first quarter of 2006, AFT completed the sale of an aggregate of 11,107,570 common shares of beneficial interest, or common shares, at an offering price of $10.00 per share in a private offering. AFT received proceeds from this offering of $102.4 million net of placement fees and offering costs. AFT elected to qualify as a REIT for U.S. federal income tax purposes for its taxable year ended October 6, 2006.

On April 27, 2006, Sunset entered into a merger agreement with AFT, pursuant to which Sunset agreed to acquire AFT by merger in exchange for the issuance of 1.26 shares of Sunset common stock for each common share of AFT. On the same date that Sunset entered into the merger agreement, Sunset entered into an interim management agreement with our manager, pursuant to which Sunset became externally managed by our manager and our manager began to reposition Sunset’s investment strategies to mirror AFT’s investment strategy, which we continue to employ. Our manager was also the external manager of AFT pursuant to a long-term management agreement. The merger closed on October 6, 2006 and the combined company’s named was changed from Sunset Financial Resources, Inc. to Alesco Financial Inc. On that same date, Sunset terminated the interim management agreement and assumed the long-term management agreement in place between AFT and our manager. Immediately following completion of the merger, Sunset’s former stockholders held 42% of the outstanding shares of common stock and the former stockholders of AFT held 58% of the outstanding shares of common stock. On October 9, 2006, we began trading on the NYSE under the ticker symbol “AFN.”

Our Manager

We are externally managed and advised by our manager, Cohen & Company Management, LLC, pursuant to a management agreement which we assumed from AFT in the merger. Our manager is responsible for administering our business activities and day-to-day operations through the resources of Cohen, its parent. Our manager has entered into a shared services agreement with Cohen pursuant to which Cohen provides our manager with access to Cohen’s credit analysis and risk management expertise and processes, information technology, office space, personnel and other resources to enable our manager to perform its obligations under the management agreement. Our management agreement and the shared services agreement are intended to provide us with access to Cohen’s personnel and their experience in capital markets, credit analysis, debt structuring and risk and asset management, as well as assistance with corporate operations.

Management Agreement

The management agreement requires our manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved by a majority of our independent directors and monitored by our board of directors. Our manager is responsible for (i) the selection, purchase, monitoring and sale of our portfolio investments, (ii) our financing and risk management activities, and (iii) providing us with investment advisory services. In performing its functions, our manager engages and relies upon the experience and credit analysis and risk management process performed by Cohen. Our manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, including, without limitation, the following:

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serving as our consultant with respect to the periodic review of the investment criteria and parameters for our investments, borrowings and operations, any modifications to which must be approved by a majority of our independent directors, and other policies for the approval of our board of directors;

•	investigating, analyzing and selecting possible investment opportunities;

•	with respect to investments, conducting negotiations with sellers and purchasers and their agents, representatives and investment bankers;

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engaging and supervising, on our behalf and at our expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to our investments;

•	negotiating on our behalf for the sale, exchange or other disposition of any of our investments;

•	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with any joint venture or co-investment partners;

•	providing executive and administrative personnel, office space and office services required in rendering services to us;

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administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our manager and our board of directors, including the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

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communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

•	counseling us in connection with policy decisions to be made by our board of directors;

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evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with our qualification as a REIT and with the investment guidelines;

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counseling us regarding the maintenance of our qualifications as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and Treasury Regulations thereunder;

•	counseling us regarding the maintenance of our exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from that Act;

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assisting us in developing criteria for asset purchase commitments that are specifically tailored to our investment objectives and making available to us its knowledge and experience with respect to mortgage loans, TruPS, leveraged loans and other real estate-related assets and non-real estate related assets;

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representing and making recommendations to us in connection with the purchase and finance of and commitment to purchase and finance assets (including on a portfolio basis), and the sale and commitment to sell assets;

•	selecting brokers and dealers to effect trading on our behalf including, without limitation, Cohen, provided that any compensation payable to Cohen is based on prevailing market terms;

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monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

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investing or reinvesting any moneys and securities of ours (including investing in short-term investments pending investment in long-term asset investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners), and advising us as to our capital structure and capital raising;

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causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the REIT provisions of the Internal Revenue Code and to conduct quarterly compliance reviews with respect thereto;

•	causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

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assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act;

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taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the REIT provisions of the Internal Revenue Code and the Treasury Regulations;

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handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of directors;

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using commercially reasonable efforts to cause expenses incurred by or on behalf of us to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

•	advising us with respect to obtaining appropriate warehouse or other financings for our assets;

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advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

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performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or our manager shall deem appropriate under the particular circumstances; and

•	using commercially reasonable efforts to cause us to comply with all applicable laws.

Pursuant to our management agreement, our manager has not assumed any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our board of directors in following or declining to follow our manager’s advice or recommendations. Our manager and its members, officers, employees and affiliates will not be liable to us, any subsidiary of ours, our board of directors, our stockholders or any subsidiary’s stockholders or partners for acts performed by our manager and its members, officers, employees and affiliates in accordance with or pursuant to our management agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of the manager’s duties under our management agreement. We have agreed to indemnify, to the fullest extent permitted by law, our manager and its members, officers, directors, employees and affiliates and each other person, if any, controlling our manager, with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with the management agreement. Our manager has agreed to indemnify, to the fullest extent permitted by law, us, our stockholders, directors, officers, employees and each other person, if any, controlling us, with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under our management agreement. As required by our management agreement, our manager carries errors and omissions insurance.

Pursuant to the terms of the management agreement, our manager is required to provide us with our management team, including a chief executive officer, chief operating officer, chief investment officer and chief financial officer, along with appropriate support personnel, to provide the management services to be provided by our manager to us, the members of which team are required to devote such of their time to the management of us as may be reasonably necessary and appropriate, commensurate with our level of activity from time to time. Our chief financial officer and our chief accounting officer (as well as certain other accounting personnel) are exclusively dedicated to our operations.

The initial term of the management agreement expired on December 31, 2008, and was renewed for an additional one year term. The management agreement will continue to be automatically renewed for a one-year term on each anniversary date thereafter unless terminated as described below. Our independent directors review our manager’s performance annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of our outstanding common stock, based upon (i) unsatisfactory performance that is materially detrimental to us or (ii) a determination that the management fees payable to our manager are not fair, subject to our manager’s right to prevent such a termination pursuant to clause (ii) by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors and our manager. We must provide 180 days’ prior notice of any such termination and our manager will be paid a termination fee equal to three times the sum of (A) the average annual base management fee for the two 12-month periods preceding the date of termination plus (B) the average annual incentive fee for the two 12-month periods preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination (and annualized for any partial year), which may make it costly and difficult for us to terminate the management agreement.

We may also terminate the management agreement without payment of the termination fee with 30 days’ prior written notice for cause, which is defined as (i) our manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof, (ii) our manager’s engagement in any act of fraud, misappropriation of funds, or embezzlement against us, (iii) our manager’s gross negligence, willful misconduct or reckless disregard in the performance of its duties under the management agreement, (iv) the commencement of any proceeding relating to our manager’s bankruptcy or insolvency that is not withdrawn within 60 days or in certain other instances where our manager becomes insolvent, (v) the dissolution of our manager or Cohen (unless the directors have approved a successor under the management agreement) or (vi) a change of control (as defined in the management agreement), other than certain permitted changes of control, of our manager or Cohen. Cause does not include unsatisfactory performance, even if that performance is materially detrimental to our business. Our manager may terminate the management agreement, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act. Furthermore, our manager may decline to renew the management agreement by providing us with 180 days’ written notice. Our manager may also terminate the management agreement upon 60 days’ written notice if we default in the performance of any material term of the management agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay our manager a termination fee in accordance with the terms of the management agreement.

Management Fee and Incentive Fee

Base Management Fee. We pay our manager a base management fee monthly in arrears in an amount equal to one-twelfth of our equity multiplied by 1.50%. We believe that the base management fee that our manager is entitled to receive is comparable to the base management fee received by the managers of comparable externally managed REITs. Our manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

For purposes of calculating the base management fee, our equity means, for any month, the sum of the net proceeds from any issuance of our common stock, after deducting any underwriting discount and commissions and other expenses and costs relating to the issuance, plus our retained earnings at the end of such month (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount that we pay for the repurchases of our common stock. The calculation of our equity and the base management fee will be adjusted to exclude one-time events pursuant to changes in U.S. generally accepted accounting principles, or GAAP, as well as non-cash charges, after discussion between our manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.

Our manager’s base management fee is calculated by our manager within 15 business days after the end of each month and such calculation is promptly delivered to us. We are obligated to pay the base management fee within twenty business days after the end of each month.

Reimbursement of Expenses. In connection with the management agreement, Cohen has agreed to make its in-house personnel available to us as part of the management services to be provided in consideration of the management fee payable thereunder. Cohen’s in-house personnel performs certain legal, accounting, due diligence tasks and other services for us that outside professionals or outside consultants otherwise would perform.

In addition to our management fee expenses, we pay other operating expenses and may be required to reimburse our manager for certain of our operating expenses that the manager pays for on our behalf. The expenses required to be paid by us include, but are not limited to, issuance and transaction costs related to the acquisition, disposition and financing of our investments, legal, tax, accounting, consulting and auditing fees and expenses, the compensation and expenses of our directors, the cost of directors’ and officers’ liability insurance, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, accounting fees, legal fees and closing costs), expenses associated with other securities offerings of ours, expenses relating to making distributions to our stockholders, the costs of printing and mailing proxies and reports to our stockholders, costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for us, costs incurred by employees of our manager for travel on our behalf, the costs and expenses incurred with respect to market information systems and publications, research publications and materials, settlement, clearing, and custodial fees and expenses, expenses of our transfer agent, the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency, all taxes and license fees and all insurance costs incurred by us or on our behalf. In addition, we are required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our manager required for our operations. Except as noted above, our manager is responsible for all other costs incidental to the performance of its duties under the management agreement, including compensation of our manager’s employees and other related expenses. Our manager is compensated for these costs through the fees it receives under the management agreement. Our independent directors review these costs and reimbursements periodically to confirm that these costs and reimbursements are reasonable.

Incentive Fee. In addition to the base management fee, our manager receives a quarterly incentive fee payable in arrears in an amount equal to the product of:

(i) 20% of the dollar amount by which:

(a) our net income, before the incentive fee, per weighted average share of our common stock for such quarter, exceeds

(b) an amount equal to (A) the weighted average of the prices per share of common stock in any equity offerings by us multiplied by (B) the greater of (1) 2.375% and (2) 0.75% plus one-fourth of the Ten Year Treasury Rate for such quarter multiplied by

(ii) the weighted average number of our common stock outstanding in such quarter.

The foregoing calculation of the incentive fee is adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges, after approval by a majority of our independent directors in the case of non-cash charges. The incentive fee calculation and payment shall be made quarterly in arrears.

For purposes of the foregoing:

“Net income” is determined by calculating the net income available to owners of our common stock before non-cash equity compensation expense, in accordance with GAAP.

“Ten Year Treasury Rate” means the average of weekly average yield to maturity for U.S. Treasury securities (adjusted to a constant maturity of ten years) as published weekly by the Federal Reserve Board in publication H.15 or any successor publication during a fiscal quarter.

Our ability to achieve returns in excess of the thresholds noted above in order for our manager to earn the incentive compensation described in the proceeding paragraph is dependent upon the level and volatility of interest rates, our ability to react to changes in interest rates and to utilize successfully the operating strategies described herein, and other factors, many of which are not within our control.

Our manager computes the quarterly incentive compensation within 30 days after the end of each fiscal quarter, and we are required to pay the quarterly incentive compensation with respect to each fiscal quarter within five business days following the delivery to us of our manager’s computation of the incentive fee for such quarter.

Our management agreement provides that 15% of our manager’s incentive compensation is to be paid in our common stock (provided that our manager may not own more than 9.8% of our common stock) and the balance in cash. Our manager may elect to receive up to 50% of its incentive compensation in the form of our common stock, subject to the approval of a majority of our independent directors. Under our management agreement, our manager may not elect to receive shares of our common stock as payment of its incentive compensation except in accordance with all applicable securities exchange rules and securities laws.

The number of shares our manager receives is based on the fair market value of those shares. Shares of common stock delivered as payment of the incentive fee will be immediately vested or exercisable; however, our manager has agreed not to sell the shares before one year after the date they are paid.

This transfer restriction will lapse if the management agreement is terminated. Our manager may allocate these shares to its officers, employees and other individuals who provide services to it; however, our manager has agreed not to make any such allocations before the first anniversary of the date of grant of such shares.

We have agreed to register the issuance and resale of these shares by our manager. We have also granted our manager the right to include these shares in any registration statements we might file in connection with any future public offerings, subject only to the right of the underwriters of those offerings to reduce the total number of secondary shares included in those offerings (with such reductions to be proportionately allocated among selling stockholders participating in those offerings).

Our management agreement provides that the base management fee and incentive management fee payable to our manager will be reduced, but not below zero, by our proportionate share of the amount of any CDO and CLO collateral management fees and incentive fees paid to Cohen in connection with the CDOs and CLOs in which we invest, based on the percentage of equity we hold in such CDOs and CLOs. Origination fees, structuring fees and placement fees paid to Cohen will not reduce the amount of fees we pay under the management agreement. Thus, Cohen and its affiliates will earn significant fees from their relationship with us, regardless of our performance or the returns earned by our stockholders, from their investment in us.

Our Investment and Financing Strategy

Our investment strategy has historically been focused on investing in leveraged portfolios of subordinated debt in the form of TruPS issued by banks, bank holding companies and insurance companies, leveraged loans to small and mid-sized companies, mortgage loans, other real estate-related senior and subordinated debt securities, and RMBS. The disruption in the credit markets has directly impacted and continues to directly impact our business because our investment strategy is primarily focused on making investments in our target asset classes and financing those investments on a long-term basis through the issuance of structured products. Our board of directors is evaluating strategic alternatives for our company, including the merger with Cohen & Company, which could result in a change to our future investment strategy.

We have experienced significant defaults and realized losses within our MBS and TruPS portfolios. These defaults and realized losses have resulted in the failure of overcollateralization tests within our MBS and TruPS CDOs and we are not currently and do not expect in the foreseeable future to receive cash distributions from those investments.

In general, our historical investment strategy has been to acquire investments in our target asset classes on a short-term basis through on and off-balance sheet warehouse facilities or other short-term financing arrangements and finance these investments on a long-term basis with securitization vehicles, including CDOs and CLOs. Our historical financing strategy involved the use of significant amounts of leverage, which has resulted in increased losses in our portfolios. We expect that our use of leverage will continue to have the effect of increasing losses in this current period of unfavorable economic conditions. The amount of leverage we have and can employ is driven by and limited to the common business practices of the companies providing the financing for each asset class. We do not have a policy limiting the amount of leverage we may incur to finance our investments.

A CDO or CLO is a securitization structure pursuant to which assets such as TruPS, surplus notes, ABS such as RMBS, leveraged loans or other loans or securities are transferred to a special purpose entity that issues multiple classes of debt and equity interests to finance a portfolio of securities or loans. A portion of the cash flow from the portfolio of assets collateralizing the CDO is used to repay the CDO liabilities. The equity securities issued by the CDO are the “first loss” piece of the capital structure, but they are entitled to all residual amounts available for payment after the obligations to the debt holders have been satisfied. In each of our CDO investments other than the Emporia deals, the residual amounts that are available for payment to the equity holders’ are being used to paydown the CDO liabilities. The residual cash flows have been redirected to paydown the CDO liabilities as a result of the failure of certain credit enhancement tests or overcollateralization tests that are included in the structures of the CDOs. We may acquire all or a portion of the equity or debt securities issued by CDOs, CLOs and other securitizations. If we purchase a sufficient amount of the equity interests in the CDO or CLO or meet other consolidation rules pursuant to GAAP, we will consolidate all of the assets of the CDO or CLO and will reflect all of the debt of the CDO or CLO on our balance sheet and will reflect income, net of noncontrolling interests. The securities issued by CDOs, CLOs and other securitizations that we own are equity securities that are subordinate to debt. Such securities are not secured by any collateral and generally rank junior to an issuer’s existing debt securities in right of payment and in liquidation.

Our investments are subject to limitations because we conduct our business so as to qualify as a REIT and not be required to register as an investment company under the Investment Company Act. TruPS, leveraged loans and equity in corporate entities, such as CDO and CLO entities, created to hold TruPS, and leveraged loans, do not qualify as real estate assets for purposes of the REIT asset tests. The income received from these investments will not generally qualify as real estate-related income for purposes of the REIT gross income tests. Therefore, we must invest in a sufficient amount of qualifying real estate assets directly or through subsidiaries that are disregarded for U.S. federal income tax purposes so that the value of those assets and the amount of gross income they generate, when compared to the value of the securities we hold in taxable REIT subsidiaries, or TRSs, and the dividends received and other income includable by us in our gross income as a result of our TRS investments, together with any other non-qualifying REIT income we earn or non-qualifying assets that we own, enable us to continue to satisfy the REIT requirements. We expect that our investments in RMBS and mortgage loans and other qualifying real estate assets will generate most of our gross income for U.S. federal income tax purposes and such income will be supplemented by net income inclusions from our investments in foreign TRSs and net income from our investments in domestic TRSs to the extent such net income is distributed to us.

Our Portfolio

The table below summarizes our investment portfolio as of December 31, 2008:

	Carrying Amount	Fair Value	Percentage of Total Portfolio	Weighted Average Interest Rate
	(dollars in thousands)
Investment in securities and security-related receivables:
TruPS and subordinated debentures and security-related receivables	$1,621,480	$1,621,480	43.8%	5.4%
Mortgage-backed securities	458,270	458,270	12.4%	3.0%

Total investment in securities and security-related receivables	$2,079,750	$2,079,750	56.2%	4.6%

Investment in residential and commercial mortgages and leveraged loans:
Residential mortgages	$859,828	$417,114	23.2%	6.4%
Commercial loans (1)	7,464	7,800	0.2%	—
Leveraged loans	753,504	398,370	20.4%	6.5%

Total investment in residential and commercial mortgages and leveraged loans	$1,620,796	$823,284	43.8%	6.4%

Total investments	$3,700,546	$2,903,034	100%	5.1%

(1)	Weighted-average interest rate excludes non-interest accruing commercial loan.

We typically finance our investments in these target asset classes on a short-term basis with on and off-balance sheet warehouse facilities or other short-term financing arrangements and on a long-term basis with securitization vehicles, including CDOs and CLOs. The table below summarizes our indebtedness as of December 31, 2008 (as adjusted):

Description	Amortized Cost	Net Change in Fair Value (2)	Carrying Amount	Interest Rate Terms	Current Weighted- Average Interest Rate	Weighted- Average Contractual Maturity
	(dollars in thousands)
December 31, 2008:
Non-recourse indebtedness:
Trust preferred obligations	$385,600	$(265,191)	$120,409	2.9% to 8.7%	4.8%	Oct 2036
Securitized mortgage debt	844,764	—	844,764	5.0% to 6.0%	5.7%	Dec 2046
CDO notes payable (1)	8,449,072	(6,106,152)	2,342,920	2.1% to 9.5%	3.3%	Apr 2039
Warehouse credit facilities	126,623	—	126,623	3.8%	3.8%	May 2009

Total non-recourse indebtedness	$9,806,059	$(6,371,343)	$3,434,716

Recourse indebtedness:
Junior subordinated debentures	$49,614	$—	$49,614	7.9% to 9.5%	8.8%	Aug 2036
Contingent convertible debt	28,042	—	28,042	7.6%	7.6%	May 2027

Total recourse indebtedness	$77,656	$—	$77,656

Total indebtedness	$9,883,715	$(6,371,343)	$3,512,372

(1)	Excludes CDO notes payable purchased by the Company which are eliminated in consolidation. Carrying amount includes $1.6 billion of liabilities at fair value.

(2)	Amounts reflect adjustment to fair value for those debt obligations elected to be recorded at fair value under Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”).

Recourse indebtedness refers to indebtedness in respect of which there is recourse to our general assets. As indicated in the table above, our consolidated financial statements include recourse indebtedness of $77.7 million as of December 31, 2008. Non-recourse indebtedness consists of indebtedness of consolidated variable interest entities, or VIEs, which has recourse only to specific assets pledged as collateral to the lenders. The creditors of each consolidated VIE have no recourse to our general credit. Our maximum exposure to loss as a result of our involvement with each VIE is the $460.9 million of capital that we have invested in warehouse first-loss deposits and the preference shares or debt of the CDO, CLO or other types of securitization structures. None of the indebtedness shown in the table above subjects us to potential margin calls for additional pledges of cash or other assets.

During the year ended December 31, 2008, the Company repurchased and retired $111.4 million par value of its outstanding convertible debt securities for $50.6 million. The Company realized a gain of $56.4 million on these transactions, net of a $2.7 million write-off of related deferred costs and a $1.6 million discount. As of the date of this filing, $28.7 million principal amount of the Company’s contingent convertible debt securities remains outstanding. The holders of the Company’s remaining $28.7 million aggregate principal amount of convertible debt will have the right to require us to repurchase their notes at 100% of their principal amount together with accrued but unpaid interest thereon if, among other things, a person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in the elections of directors, other than any such acquisition by the Company, any subsidiary of the Company or any employee benefit plan of the Company, Cohen & Company Management, LLC, or an affiliate of Cohen & Company, ceases to be the manager of the Company pursuant to the management agreement, or the Company’s common stock ceases to be listed on the NYSE, another established national securities exchange or an automated over-the-counter trading market in the United States.

The following table summarizes investments in our target asset classes that are financed through securitization vehicles included in our consolidated financial statements:

CDO/CLO	Type of Collateral	Total Investments to be Financed Upon Final Ramping	% Ownership of Special Purpose Entity Held by Us	Our Initial Equity Investment
Alesco Preferred Funding X, Ltd.	Bank and insurance company TruPS and surplus notes	$950.0 million	63.2%	$35.0 million

Alesco Preferred Funding XI, Ltd.	Bank and insurance company TruPS and surplus notes	$659.6 million	77.7%	$31.6 million

Alesco Preferred Funding XII, Ltd.	Bank and insurance company TruPS and surplus notes	$662.6 million	55.0%	$22.2 million

Alesco Preferred Funding XIII, Ltd.	Bank and insurance company TruPS and surplus notes	$500.0 million	68.3%	$21.1 million

Alesco Preferred Funding XIV, Ltd.	Bank and insurance company TruPS and surplus notes	$800.0 million	75.0%	$36.3 million

Alesco Preferred Funding XV, Ltd.	Bank and insurance company TruPS and surplus notes	$667.0 million	73.7%	$26.7 million

Alesco Preferred Funding XVI, Ltd.	Bank and insurance company TruPS and surplus notes	$500.0 million	75.0%	$18.1 million

Alesco Preferred Funding XVII, Ltd.	Bank and insurance company TruPS and surplus notes	$400.9 million	75.0%	$27.6 million

Kleros Real Estate CDO I, Ltd.	RMBS	$1.0 billion	100%	$30.0 million

Kleros Real Estate CDO II, Ltd.	RMBS	$1.0 billion	100%	$30.0 million

Kleros Real Estate CDO IV, Ltd.	RMBS	$1.0 billion	100%	$30.0 million

Emporia Preferred Funding II, Ltd.	Middle market leveraged loans	$350.0 million	59.0%	$19.3 million

Emporia Preferred Funding III, Ltd.	Middle market leveraged loans	$400.0 million	79.5%	$28.8 million

Bear Stearns ARM Trust 2007-02	Securitized mortgage loans	$1.0 billion	100%	$65.2 million

Hedging and interest rate risk management strategy. We may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings, subject to certain limitations because we conduct our business to qualify as a REIT.

We may engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or potentially other influences on the values of our assets. We may be required to implement some of these techniques through a taxable REIT subsidiary (TRS) that is fully subject to corporate income taxation. Our interest rate management techniques may include:

•	interest rate swaps, including options and forward contracts;

•	interest rate caps, including options and forward contracts;

•	interest rate collars, including options and forward contracts;

•	interest rate lock agreements, principally Treasury lock agreements; and

•	puts and calls on securities or indices of securities.

We may from time to time enter into interest rate swap agreements to offset the potential adverse effects of rising interest rates under short-term financing arrangements. Our interest rate swap agreements have historically been structured such that we or the securitization vehicles that we consolidate receive payments based on a variable interest rate and makes payments based on a fixed interest rate. The variable interest rate on which payments are received is calculated based on various reset mechanisms for London Interbank Offered Rate, or LIBOR. The short-term financing arrangements generally have maturities of 30 to 90 days and carry interest rates that correspond to LIBOR rates for those same periods. We use swap agreements to effectively fix our borrowing cost and do not hold swap agreements for speculative or trading purposes. See “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 7A—Quantitative and Qualitative Disclosures About Market Risk.”

Interest rate management techniques do not eliminate interest rate risk but, rather, seek to mitigate it. See “Item 1A—Risk Factors—Business Risks—Our hedging transactions may not completely insulate us from interest rate risk, which may cause greater volatility in our earnings.”

Credit Analysis and Risk Management

Our historical investment strategy involved two primary investment phases: (i) the selection of assets to be acquired during a short-term warehouse accumulation period, and (ii) the long-term financing of the warehoused assets through our securitization strategy. Our manager identifies investments during each of these phases through the application of the underlying asset credit analysis and underwriting process utilized by Cohen in their business. With respect to the identification of assets in our target asset classes to be acquired during warehouse accumulation periods, we have relied on the expertise of separate credit committees at Cohen for each of our target asset classes. Our manager provides us with long-term financing strategies, such as CDOs, CLOs and other securitization vehicles through which assets are ultimately financed, subject to the approval of a majority of our independent directors.

Cohen’s credit analysts continually monitor assets for potential credit impairment after they have been funded. The monitoring process includes a daily review of market conditions and public announcements by issuers, ongoing dialogues with issuers, a monthly review of collateral statistics and performance, meetings to discuss credit performance and watch list surveillance. If our manager identifies a particular asset exhibiting deterioration in credit, the relevant credit team will meet to discuss the creditworthiness of the underlying asset and assess outlook and valuation estimates.

Competition

The current state of the global credit markets has resulted in a lack of liquidity and significant volatility in the types of asset classes that we have historically invested. These disruptions are expected to continue to limit our ability and our competitors’ ability to execute on historical investment strategies. Upon the return of liquidity to the credit markets, we expect to continue to encounter significant competition in seeking investments. We expect to compete with many third parties including specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, governmental bodies and other entities. Some of our competitors have substantially greater financial resources than we do and generally may be able to accept more risk. They may also enjoy significant competitive advantages that result from, among other things, a lower cost of capital and better operating efficiencies.

Cohen has granted us a right of first refusal to (a) purchase the equity interests in CDOs collateralized by U.S. dollar denominated TruPS issued by banks, bank holding companies and insurance companies for which Cohen or its affiliates serve as collateral manager and (b) purchase the equity interest in CLOs of U.S. dollar denominated leveraged loans for which Cohen or its affiliates serve as collateral manager. Although the securitization and TruPS lending markets are currently depressed, we may benefit from a right of first refusal provided by Cohen with respect to certain of our target assets. The right of first refusal excludes (1) individual investments in leveraged loans, (2) TruPS which collateralize CDOs in which we decline to exercise our right of first refusal to acquire equity interests in the CDO and (3) non-U.S. dollar denominated investments in any of our targeted asset classes. However, there are other REITs with investment objectives similar to the Company and others may be organized in the future, including those that may be advised or managed by Cohen. In addition, in the event that the merger with Cohen is not consummated, there can be no assurance that Cohen’s affiliates will not establish or manage other investment entities in the future that compete with us for other types of investments. If any present or future Cohen investment entities have an investment focus similar to our focus, we may be competing with those entities for access to the benefits that its relationship with Cohen provides to it, including access to investment opportunities.

Competition may limit the number of suitable investment opportunities offered to us. It may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms.

Employees

We have no employees. All employees are provided by our manager pursuant to the management agreement. See “Management Agreement” above for a summary of our management agreement with our manager.

Investment Policies and Policies with Respect to Certain Activities

The following is a discussion of certain of our investment, financing and other policies.

Investment Guidelines

We have no prescribed limitation on any particular investment type. Through our manager, we pursue diverse investments in a manner that is consistent with maintaining our qualification as a REIT for U.S. federal income tax purposes and our intention to qualify for an exemption from registration under the Investment Company Act. We have adopted general guidelines for our investments and borrowings to the effect that:

•	no investment shall be made that would cause us to fail to qualify as a REIT; and

•	no investment shall be made that would cause us to be regulated as an investment company.

Our board of directors may establish additional investment policies and procedures and investment guidelines. Any such investment polices and procedures and guidelines approved by our board of directors may be changed by our board of directors without the approval of our stockholders.

Financing Policies

Our investment guidelines do not restrict the amount of indebtedness that we may incur. Our manager may use leverage with the intention of enhancing overall investment returns; however use of significant leverage may increase losses during unfavorable economic conditions. Our manager will also seek, where possible, to match the term and interest rates of a substantial part of our assets and liabilities to minimize the differential between overall asset and liability maturities and to capture positive spreads between yields on the assets and the long-term financing costs of such assets.

Hedging Policies

Our manager will use hedging transactions to seek to protect the value of our portfolio prior to the execution of long-term financing transactions such as the completion of a securitization. Our manager may also use hedging transactions to manage the risk of interest rate fluctuations with respect to liabilities. Our manager may use interest rate swaps, interest rate caps, short sales of securities, options or other hedging instruments in order to implement our hedging strategy. In general, income from hedging transactions does not constitute qualifying income for purposes of the REIT 75% and 95% gross income requirements. To the extent, however, that we enter into a hedging contract to reduce interest rate risk or foreign currency risk on indebtedness incurred to acquire or carry real estate assets, any income that we derive from the contract would be excluded income for purposes of calculating the REIT 95% gross income test if specified requirements are met, but would not be excluded and would not be qualifying income for purposes of calculating the REIT 75% gross income test. We have structured and intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Conflicts of Interest Policies

Our board of directors has approved guidelines regarding possible conflicts of interest. Any transactions between us and Cohen not specifically permitted by our management agreement or the shared services agreement must be approved by a majority of our independent directors. The independent directors review transactions on a quarterly basis to ensure compliance with the investment guidelines. In such a review, the independent directors rely primarily on information provided by our manager.

In addition, our board of directors is subject to policies, in accordance with provisions of Maryland law, which are also designed to eliminate or minimize conflicts, including the requirement that all transactions in which directors or executive officers have a material conflicting interest to our interests be approved by a majority of our disinterested directors. However, these policies or provisions of law may not always be successful in eliminating such conflicts and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director, Officer and Employee Transactions

We have adopted a policy that, unless such action is approved by a majority of the disinterested directors, we will not:

•

acquire from or sell to any of our directors, officers or employees, or any entity in which one of our directors, officers or employees has an economic interest of more than five percent or a controlling interest, or acquire from or sell to any affiliate of any of the foregoing, any of our assets or other property;

•	make any loan to or borrow from any of the foregoing persons; or

•	enter into any transaction with Cohen not specifically permitted by our management agreement or the shared services agreement without the approval of a majority of our independent directors.

Notwithstanding the foregoing, we will not make loans to any such persons if such loans are prohibited by law.

In addition, our bylaws do not prohibit any of our directors, officers or agents, in their personal capacities or in a capacity as an affiliate, employee or agent of any other person, or otherwise, from having business interests and engaging in business activities similar to or in addition to or in competition with those of or relating to us.

Pursuant to Maryland law, a contract or other transaction between a company and a director or between the Company and any other company or other entity in which a director serves as a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof if (1) the material facts relating to the common directorship or interest and as to the transaction are disclosed to the board of directors or a committee of the board of directors, and the board of directors or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, (2) the material facts relating to the common directorship or interest of the transaction are disclosed to the stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested directors or corporation, firm or other entity, or (3) the transaction or contract is fair and reasonable to the Company at the time it is authorized, ratified or approved.

Policies with Respect to Other Activities

We have the authority to offer common stock, preferred stock or options to purchase shares in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. We may issue preferred stock from time to time, in one or more series, as authorized by the board of directors without the need for stockholder approval. We do not intend to engage in trading, underwriting or agency distribution or sale of securities of other issuers other than though our registered broker-dealer subsidiary. We have not in the past, but we may in the future invest in the securities of other issuers for the purpose of exercising control over such issuers. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Internal Revenue Code or the regulations of the U.S. Department of the Treasury, our board of directors determines that it is no longer in our best interest to qualify as a REIT. Except as described in this filing, we have not made any loans to third parties, although we may in the future make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act.

Our Distribution Policy

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain.

In connection with the REIT requirements and to avoid paying income or excise taxes with respect to our net income, we generally expect to make regular quarterly distributions of all or substantially all of our taxable net income to holders of our common stock out of assets legally available thereof. Any future distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations and our ability to reduce our future dividend requirement with net operating losses. Our actual results of operations and our ability to pay distributions will be affected by a number of factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures.

Restrictions on Ownership of Our Common Stock

To assist us in maintaining our qualification as a REIT, our charter generally prohibits any stockholder from beneficially or constructively applying certain attribution provisions of the Internal Revenue Code, owning more than 9.8% of the aggregate in value of our outstanding shares of any class or series of stock. Our board of directors may, in its sole discretion, exempt a person from the ownership limit with respect to a particular stockholder if our board of directors is presented with evidence satisfactory to it that the ownership will not then or in the future jeopardize our qualification as a REIT. Our charter also prohibits any person from (a) beneficially or constructively owning our shares if such ownership would result in our being “closely held” under

Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT, and (b) transferring shares if such transfer would result in our shares being owned by fewer than 100 persons. Our charter provides that any ownership or transfer of our shares in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If the transfer is ineffective for any reason, then, to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio.

Investment Company Act Exemption

We seek to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines as an investment company any issuer which is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Because we have organized the Company as a holding company that conducts our businesses primarily through majority-owned subsidiaries, the securities issued by our subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other “investment securities” we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis.

We seek to operate one or more of our majority-owned subsidiaries so that we qualify for the exemption from registration under the Investment Company Act provided by Section 3(c)(5)(C) of the Investment Company Act and monitor the portfolio of each such subsidiary periodically and prior to each investment to confirm that we continue to qualify for the exemption. In order for each such subsidiary to qualify for this exemption, at least 55% of its portfolio must be composed of qualifying assets and at least 80% of its portfolio must be composed of real estate-related assets. We generally expect that investments in CMBS will be considered qualifying assets and real-estate related assets under Section 3(c)(5)(C) of the Investment Company Act. The treatment of CDOs, ABS, bank loans and stressed and distressed debt securities as qualifying assets and real-estate related assets is based on the characteristics of the underlying collateral and the particular type of loan, including whether we have unilateral foreclosure rights with respect to the underlying real estate collateral.

We seek to operate one or more of our other majority-owned subsidiaries so that we qualify for another exemption from registration under the Investment Company Act or so that we are not considered to be an investment company under the Investment Company Act. We organized the Company so that we will not be considered an investment company under the Investment Company Act because we will satisfy the 40% test of Section 3(a)(1)(C) in that the value of our investments in majority-owned subsidiaries that qualify for the Section 3(c)(5)(C) exemption or qualify for other exemptions from the Investment Company Act (except Section 3(c)(1) or 3(c)(7)) will exceed 60% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We monitor our holdings to ensure continuing and on-going compliance with this test. In addition, we believe the Company will not be considered an investment company under Section 3(a)(1)(A) because we will not engage primarily or hold the Company out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, the Company, through our majority-owned subsidiaries, is primarily engaged in the non-investment company businesses of those subsidiaries.

If the combined value of our investments in subsidiaries that are excepted by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, exceeds 40% of our total assets on an unconsolidated basis, or if one or more of our subsidiaries fail to maintain their exceptions or exemptions from the Investment Company Act, we may have to register under the Investment Company Act and could become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters and our manager will have the right to terminate our management agreement.

Qualification for exemption from the Investment Company Act limits our ability to make certain investments. For example, in order to rely on the exemption provided by Section 3(c)(5)(C) of the Investment Company Act, our mortgage loan subsidiaries are limited in their ability to invest directly in MBS that represent less than the entire ownership in a pool of mortgage loans, unsecured debt or in assets not related to real estate. In addition, in order to rely on the exemption provided by Rule 3a-7 under the Investment Company Act, certain of the CDOs in which we own securities are limited in their ability to sell assets and reinvest the proceeds from asset sales.

Available Information

Our Internet website address is www.alescofinancial.com. We make available through our website, free of charge, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and any amendments to those reports that we file or furnish pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such information with, or furnish it to, the SEC.

Our SEC filings are available to be read or copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our filings can also be obtained for free on the SEC’s Internet site at http://www.sec.gov. The reference to our website address does not constitute incorporation by reference of the information contained on our website in this filing or other filings with the SEC, and the information contained on our website is not part of this filing.